UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 23, 2010

CORN PRODUCTS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13397	22-3514823
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5 Westbrook Corporate Center, Westchester, Illinois	60154-5749
(Address of Principal Executive Offices)	(Zip Code)

(708) 551-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 23, 2010 Corn Products International, Inc. (the “Company”) was advised by Jorge L. Fiamenghi of his intention to resign as Vice President and President, South America Division of the Company effective August 31, 2010.

The Company and Mr. Fiamenghi entered into Confidentiality and Noncompete Agreement under which Mr. Fiamenghi agreed, among other things, that for a period of 24 months following the termination of his employment with the Company, he will not compete with the Company or solicit or recruit employees of the Company, subject to specified limitations. Mr. Fiamenghi also agreed to maintain the confidentiality of the Company’s confidential information after his termination.  Mr. Fiamenghi also agreed not take any action that would or could disparage or damage the reputation or operations of the Company or any of its affiliates or subsidiaries.  Under this agreement Mr. Fiamenghi will receive a fee of approximately $2,079,723 (based on the average exchange rate of 1.7744 Brazilian Reais per U.S. Dollar on July 23, 2010), payable in 24 equal monthly installments.  Under this agreement, this fee would be forfeited in the event of breach of any of the non-competition and non-solicitation covenants contained in the agreement, with an additional payment by Mr. Fiamenghi of the amount of the fee agreed to as liquidated damages in the event of such breach.

The Company also entered into a Consulting Agreement under which Mr. Fiamenghi has agreed to provide consulting services to the extent requested by the Company during the period beginning on October 20, 2010 and ending on October 31, 2011 (the “Consulting Period”).  Under this agreement Mr. Fiamenghi will be paid a fee of approximately $2,285 per day (based on the average exchange rate of 1.7744 Brazilian Reais per U.S. Dollar on July 23, 2010) for each day of services requested by the Company.

The Company also agreed to the following arrangements with Mr. Fiamenghi who has served for more than 39 years as an employee of the Company.  These arrangements have been customarily granted to retiring officers who are at least age 55 with 10 years of service:

•                                          acceleration to August 31, 2010, of vesting of 7,867 stock options awarded on January 29, 2008. 18,200 stock options awarded on January 27, 2009 and 21,300 stock options awarded on January 26, 2010 under the Company’s Stock Incentive Plan to Mr. Fiamenghi;

•                                          Mr. Fiamenghi will earn pro-rata portions of the performance shares granted to him in January 2008 and 2009 to the extent performance shares granted in January 2008 and 2009 are otherwise earned. Shares so earned will be delivered to Mr. Fiamenghi when and if shares are delivered to other employees awarded performance shares under the Stock Incentive Plan in 2008 and 2009

Julio dos Reis, currently President and General Manager, Southern Cone, will be named Vice President, and President South America Division effective September 1, 2010.  Mr. dos Reis has served in his current position since 2003.  Prior thereto he served in positions of increasing responsibility since joining CPC International in Argentina in 1994.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORN PRODUCTS INTERNATIONAL, INC.

Date: July 26, 2010	By:	/s/ Cheryl K. Beebe
Cheryl K. Beebe
Vice President and Chief Financial Officer